                                                              Exhibit 99(c)(3)


                                OPTION AGREEMENT


                  STOCK OPTION AGREEMENT, dated as of December 11, 1998 (this "Agreement"), between Kensington Acquisition Sub, Inc., a Delaware corporation ("Purchaser"), and Cellular Communications International, Inc., a Delaware corporation (the "Company").

                  WHEREAS, Purchaser and the Company, concurrently with the execution and delivery of this Agreement, have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), providing for, among other things, the merger of Purchaser with and into the Company (the "Merger"); and

                  WHEREAS, as a condition to the willingness of Purchaser to enter into the Merger Agreement, Purchaser has required that the Company agree, and in order to induce Purchaser to enter into the Merger Agreement the Company has agreed, to grant Purchaser the Option (as defined below) upon the terms and subject to the conditions of this Agreement.

                  NOW THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements contained herein and in the Merger Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

                                    ARTICLE I
                                   THE OPTION

                  SECTION 1.1 Grant of Option. The Company hereby grants to Purchaser an irrevocable option (the "Option") to purchase up to 4,338,133 newly-issued shares ("Shares") of the Common Stock, par value $.01 per share ("Company Common Stock"), of the Company at a purchase price per share of $65.75 (the "Exercise Price"), in the manner set forth in Sections 1.2 and 1.3 of this Agreement; provided, however, that in no event shall the number of Shares for which the Option is exercisable exceed 19.9% of the Company's issued and outstanding shares of Company Common Stock. The number of Shares that may be received upon the exercise of the Option and the Exercise Price are subject to adjustment as herein set forth. This Agreement shall terminate, and the Option hereby granted shall expire, on the earliest of (i) the Effective Time (as defined in the Merger Agreement) and (ii) to the extent that no Option Notice (as defined below) has theretofore been given by Purchaser, six (6) months after any termination of the Merger Agreement pursuant to Section 8.1(b), (f)(ii),
(g), (h) or (i) thereof and at the time of termination of the Merger Agreement pursuant to Section 8.1(a), (c), (d), (e) or (f)(i).

hereunder in accordance with the terms of this Agreement (other than such time as Purchaser is in material breach of its obligations under the Merger Agreement), Purchaser (or its designee) may exercise the Option, in whole or in part, if on or after the date hereof:

                         (a)  any corporation, partnership, individual, trust,
unincorporated association, or other entity or "person" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"),) other than Purchaser or any of its "affiliates" (as defined in the Exchange Act) (a "Third Party"), shall have:

                              (i) commenced or announced an intention to commence a tender offer or exchange offer for any shares of Company Common Stock, the consummation of which would result in "beneficial ownership" (as defined under the Exchange Act) by such Third Party (together with all such Third Party's affiliates and "associates" (as such term is defined in the Exchange Act)) of 15% or more of the then outstanding voting equity of the Company (either on a primary or a fully diluted basis); or

                              (ii) acquired beneficial ownership of shares of Company Common Stock which, when aggregated with any shares of Company Common Stock already owned by such Third Party, its affiliates and associates, would result in the aggregate beneficial ownership by such Third Party, its affiliates and associates of 15% or more of the then outstanding voting equity of the Company (either on a primary or a fully diluted basis); provided, however, that "Third Party" for purposes of this clause (ii) shall not include any corporation, partnership, person, other entity or group which beneficially owns more than 15% of the outstanding voting equity of the Company (either on a primary or a fully diluted basis) as of the date hereof and that does not, after the date hereof, increase such ownership percentage by more than an additional 1% of the outstanding voting equity of the Company (either on a primary or a fully diluted basis); or

                              (b) any of the events described in Section 8.1(g) (so long as following the date hereof but prior to any termination there shall have been a Takeover Proposal Interest (as defined in the Merger Agreement)), 8.1(h) or 8.1(i) of the Merger Agreement that would allow Purchaser to terminate the Merger Agreement has occurred (but without the necessity of Purchaser having terminated the Merger Agreement).

                  In the event that Purchaser wishes to exercise all or any part of the Option, Purchaser shall give written notice (the "Option Notice," with the date of the Option Notice being hereinafter called the "Notice Date") to the Company specifying the number of Shares it will purchase and a place and date (not earlier than three (3) nor later than twenty (20) business days from the Notice Date) for closing such purchase (a "Closing"). Purchaser's obligation to purchase Shares upon any exercise of the Option is subject (at its election) to the conditions that (i) no preliminary or permanent injunction or other order against the purchase, issuance or delivery of the Shares issued by any federal, state or foreign court of competent jurisdiction shall be in effect (and no action or proceeding shall have been commenced or threatened for purposes of obtaining such an injunction or order), (ii) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") shall have expired and (iii) there shall have been no material breach of the representations, warranties, covenants or agreements of the Company contained in this Agreement or the Merger Agreement; provided, however, that any failure by Purchaser to purchase Shares upon exercise of the Option at any Closing as a result of the nonsatisfaction of any of such conditions shall not affect or prejudice Purchaser's right to purchase such Shares upon the subsequent satisfaction of such conditions. Upon request by Purchaser, the Company will promptly take all action required to effect all necessary filings by the Company under the HSR Act.

                   SECTION 1.3 Purchase of Shares. At any Closing, (i) the Company will deliver to Purchaser the certificate or certificates representing the number of Shares being purchased in proper form for transfer upon exercise of the Option in the denominations designated by Purchaser in the Option Notice, and, if the Option has been exercised in part, a new Option evidencing the rights of Purchaser to purchase the balance of the Shares subject thereto, and
(ii) Purchaser shall pay the aggregate purchase price for the Shares to be purchased by delivery to the Company of a certified or bank cashier's check payable in New York Clearing House funds to the order of the Company in the amount of the Exercise Price times the number of Shares to be purchased.

                  SECTION 1.4 Adjustments Upon Share Issuances, Changes in Capitalization, etc. (a) In the event of any change in Company Common Stock or in the number of outstanding shares of Company Common Stock by reason of a stock dividend, split-up, recapitalization, combination, exchange of shares or similar transaction or any other change in the corporate or capital structure of the Company (including, without limitation, the declaration or payment of an extraordinary dividend of cash, securities or other property), the type and number of the Shares to be issued by the Company upon exercise of the Option shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so that Purchaser shall receive upon exercise of the Option the number and class of shares or other securities or property that Purchaser would have received in respect to the Company Common Stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable, and the holder of such Company Common Stock had elected to the fullest extent it would have been permitted to elect, to receive such securities, cash or other property.

                  (b) In the event that the Company shall enter into an agreement (i) to consolidate with or merge into any person, other than Purchaser or one of its subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Purchaser or one of its subsidiaries, to merge into the Company and the Company shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Company Common Stock shall be changed into or exchanged for stock or other securities of the Company or any other person or cash or any other property, or then outstanding shares of Company Common Stock shall after such merger represent less than 50% of the outstanding shares and share equivalents of the surviving corporation or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Purchaser or one of its subsidiaries, then, and in each such case, proper provision shall be made in the agreements governing such transaction so that Purchaser shall receive upon exercise of the Option the number and class of shares or other securities or property that Purchaser would have received in respect of Company Common Stock if the Option had been exercised immediately prior to such transaction, or the record date therefor, as applicable, and the holder of such Company Common Stock had elected to the fullest extent it would have been permitted to elect, to receive such securities, cash or other property.

                  (c) The rights of Purchaser under this Section 1.4 shall be in addition to, and shall in no way limit, its rights against the Company for any breach of the Merger Agreement.

                  (d) The provisions of this Agreement shall apply with appropriate adjustments to any securities for which the Option becomes exercisable pursuant to this Section 1.4.


                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  The Company hereby represents and warrants to Purchaser as follows:

                  SECTION 2.1 Authority Relative to this Agreement. The Company is a corporation duly organized and validly existing under the laws of the State of Delaware. The Company has all necessary power and authority (corporate and otherwise) to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company, and no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or for the Company to consummate such transactions. This Agreement has been duly and validly executed and delivered by the Company.

                  SECTION 2.2 No Conflict; Required Filings and Consents. The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Restated Certificate of Incorporation or Bylaws of the Company, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or by which the Company is bound or affected, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance of any kind on any of the Shares pursuant to, any agreement, contract, indenture, notice or instrument to which the Company is a party or by which the Company is bound or affected, or (iv) except for applicable requirements, if any, of the HSR Act, the Exchange Act and the Securities Act of 1933, as amended (the "Securities Act"), require any filing by the Company with, or any permit, authorization, consent or approval of, any governmental or regulatory authority, domestic or foreign.

                  SECTION 2.3 Option Shares. The Company has taken all necessary corporate action to authorize and reserve for issuance upon exercise of the Option a total of 4,338,133 Shares, and the Shares, when issued and delivered by the Company to Purchaser (or its designee) upon exercise of the Option will be duly authorized, validly issued, fully paid and nonassessable shares of Company Common Stock, and will be free and clear of any security interests, liens, claims, pledges, charges or encumbrances of any kind.


                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

                  Purchaser hereby represents and warrants to the Company as follows:

                  SECTION 3.1 Authority Relative to this Agreement. Purchaser is a corporation duly organized and validly existing under the laws of the State of Delaware. Purchaser has all necessary power and authority (corporate and otherwise) to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by the Board of Directors of Purchaser, and no other corporate proceeding on the part of Purchaser is necessary to authorize this Agreement or for Purchaser to consummate such transactions. This Agreement has been duly executed and delivered by Purchaser and, assuming its due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

                  SECTION 3.2 No Conflict, Required Filing and Consents. The execution and delivery of this Agreement by Purchaser do not, and the performance of this Agreement by Purchaser will not, (i) conflict with or violate the organizational documents of Purchaser, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Purchaser or by which Purchaser is bound or affected, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, contract, indenture, note or instrument to which Purchaser is a party or by which it is bound or affected or (iv) except for applicable requirements, if any, of the HSR Act, the Exchange Act and the Securities Act, require any filing by Purchaser with, or any permit, authorization, consent or approval of, any governmental or regulatory authority, domestic or foreign, except in the case of each of the foregoing clauses (i) through (iv) for any such conflicts, violations, breaches, defaults, failures to file or obtain the consent or approval of, or other occurrences that would not cause or create a material risk of non-performance or delayed performance by Purchaser of its obligations under this Agreement.

                  SECTION 3.3 Investment Intent. The purchase of Shares pursuant to this Agreement is for the account of Purchaser for the purpose of investment and not with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act and the rules and regulations promulgated thereunder.


                                   ARTICLE IV

                              ADDITIONAL AGREEMENTS

                  SECTION 4.1 Registration Rights; Listing of Shares. (a) Upon the written request of Purchaser, the Company agrees to effect up to two registrations under the Securities Act and any applicable state securities laws covering any part or all of the Option (provided that only Shares will be distributed to the public) and any part or all of the Shares purchased under this

Agreement, which registration shall be continued in effect for 90 days, unless, in the written opinion of counsel to the Company, addressed to Purchaser and reasonably satisfactory in form and substance to counsel for Purchaser, such registration is not required for the sale and distribution of such Shares in the manner contemplated by Purchaser. The registration effected under this paragraph shall be effected at the Company's expense except for any underwriting commissions. If Shares are offered in a firm commitment underwriting, the Company will provide reasonable and customary indemnification to the underwriters. In the event of any demand for registration pursuant to this paragraph, the Company may delay the filing of the registration statement for a period of up to 90 days if, in the good faith judgment of the Board of Directors of the Company, such delay is necessary in order to avoid interference with a planned material transaction involving the Company. In the event the Company effects a registration of Company Common Stock for its own account or for any other stockholder of the Company (other than on Form S-4 or Form S-8 or any successor or similar form), it shall allow Purchaser to participate in such registration; provided, however, that if the managing underwriters in such offering advise the Company in writing that in their opinion the number of shares of Company Common Stock requested to be included in such registration exceeds the number which can be sold in such offering, the Company will include the securities requested to be included therein pro rata among the holders requesting to be included.

                  (b) The Company shall, at its expense, use its best efforts to cause the Shares to be approved for listing on the Nasdaq National Market (the "NNM") subject to notice of issuance, as promptly as practicable following the date of this Agreement, and will provide prompt notice to the NNM of the issuance of each Share pursuant to any exercise of the Option.

                  SECTION 4.2 Right to Sell Option. At any time that Purchaser is entitled to exercise the Option pursuant to Section 1.2 hereof, Purchaser may elect, in its sole discretion, to sell the Option to the Company in lieu of exercising the Option. The Company shall be required to purchase the Option from Purchaser on the third business day after the Purchaser gives the Company written notice of such election for a cash price (payable by certified or official bank check in same day funds to Purchaser or its designee) equal to the product of the number of Shares then covered by the Option multiplied by the excess over the Exercise Price of the greater of (x) the closing price of a share of Company Common Stock on the NNM on the last trading day prior to the date of such notice and (y) the highest price per share of Company Common Stock paid or proposed to be paid to any holder thereof by any person in any Takeover Proposal (as defined in the Merger Agreement). The Company shall give Purchaser prompt written notice of the occurrence of any event set forth in Section 1.2 hereof and of any agreements or proposals relating to such an event, but the failure to give any such notice shall not limit Purchaser's right to require the Company to purchase the Option pursuant to this
Section 4.2.

                  SECTION 4.3 Limitation on Profit. (a) Notwithstanding any other provision of this Agreement, in no event shall Purchaser's Total Profit (as defined below) exceed $14 million and, if it otherwise would exceed such amount, Purchaser, at its sole election, shall either (a) reduce the number of shares of Company Common Stock subject to the Option, (b) deliver to the Company for cancellation Shares previously purchased by Purchaser, (c) pay cash to the Company, or (d) any combination thereof, so that Purchaser's actually realized Total Profit shall not exceed $14 million after taking into account the foregoing actions.

                  (b) As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) (x) the net cash amounts received by Purchaser pursuant to the sale of Shares (or any other securities into which such Shares are converted or exchanged) to any unaffiliated party, less (y) Purchaser's purchase price of such Shares, and (ii) any Notional Total Profit (as defined below).

                  (c) As used herein, the term "Notional Total Profit" with respect to the total number of Shares as to which Purchaser could propose to exercise the Option shall be the Total Profit determined as of the date of such proposal assuming that the Option were fully exercised on such date for such number of Shares and assuming that such Shares, together with all other Shares held by Purchaser and its affiliates as of such date, were sold for cash at the closing market price for the Company Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

                  SECTION 4.4 Transfer of Shares; Restrictive Legend. Purchaser agrees not to transfer or otherwise dispose of the Shares, or any interest therein, without first providing to the Company an opinion of counsel for Purchaser, reasonably satisfactory in form and substance to counsel for the Company, to the effect that such transfer or disposition will not violate the Securities Act or any applicable state law governing the offer and sale of securities, and the rules and regulations thereunder. Purchaser further agrees to the placement on the certificate(s) representing the Shares of the following legend:

                  "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE."

provided that upon provision to the Company of any opinion of counsel for Purchaser, reasonably satisfactory in form and substance to counsel for the Company, to the effect that such legend is no longer required under the provisions of the Securities Act or applicable state securities laws, the Company shall promptly cause new unlegended certificates representing such Shares to be issued to Purchaser against surrender of such legended certificates.

                  SECTION 4.5 Best Efforts. Subject to the terms and conditions of this Agreement, Purchaser and the Company shall each use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Each party shall promptly consult with the other and provide any necessary information and material with respect to all filings made by such party with any governmental or regulatory authority in connection with this Agreement or the transactions contemplated hereby.

                  SECTION 4.6 Further Assurances. The Company shall perform such further acts and execute such further documents and instruments as may reasonably be required to vest in Purchaser the power to carry out the provisions of this Agreement. If Purchaser shall exercise the Option, or any portion thereof, in accordance with the terms of this Agreement, the Company shall, without additional consideration, execute and deliver all such further documents and instruments and take all such further action as Purchaser may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

                  SECTION 4.7 Survival. All of the representations, warranties and covenants contained herein shall survive a Closing and shall be deemed to have been made as of the date hereof and as of the date of each Closing.


                                    ARTICLE V

                                  MISCELLANEOUS

                  SECTION 5.1 Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, without any requirement for securing or posting any bond, in addition to any other remedy at law or equity.

                  SECTION 5.2 Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

                  SECTION 5.3 Amendment; Assignment. This Agreement may not be amended except by an instrument in writing signed by the parties hereto and specifically referencing this Agreement. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto, except that the rights and obligations of Purchaser hereunder may, upon written notice to the Company prior to or promptly following such action, be assigned by Purchaser to any of its corporate affiliates, but no such transfer shall relieve Purchaser of its obligations hereunder if such transferee does not perform such obligations.

                  SECTION 5.4 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provisions hereof or thereof shall not affect the validity and enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof, to any person or entity or any circumstances is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid and unenforceable provision and (ii) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

                  SECTION 5.5 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the provisions thereof relating to conflicts of law.

                  SECTION 5.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but each of which together shall constitute one and the same document.

                  SECTION 5.7 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (i) as of the date delivered or sent by facsimile if delivered personally or by facsimile, (ii) on the first business day following dispatch by an internationally recognized overnight courier service to a domestic addressee, (iii) on the third business day following dispatch by an internationally recognized overnight courier service to a international addressee and (iv) on the tenth business day after deposit with a national mail service, if mailed by registered or certified mail (postage prepaid, return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

                  (a)      if to the Company, to

                           Cellular Communications International, Inc.
                           110 East 59th Street
                           New York, New York  10022
                           Attn:  Richard Lubasch, Esq.
                           Fax:   (212) 906-8497

                  with a copy to:

                           Skadden, Arps, Slate, Meagher & Flom LLP
                           919 Third Avenue
                           New York, New York  10022
                           Attn:  Thomas H. Kennedy, Esq.
                           Fax:   (212) 735-2000

                  (b) if to Purchaser, to

                           Mannesmann AG
                           Am Wallgraben 125
                           D-70565 Stuttgart
                           Germany
                           Attn:  Dr. Kurt J. Kinzius
                           Fax:   49-711-990-2201

                           and

                           Olivetti S.p.A.
                           Via Lorenteggio 257
                           20152 Milan
                           Italy
                           Attn:  Marco De Benedetti
                           Fax:   39-2-4836-6700

                  with a copy to:

                           Willkie Farr & Gallagher
                           787 Seventh Avenue
                           New York, New York 10019-6099
                           Attn:  Neil Novikoff, Esq.
                           Fax:   (212) 728-8111

                  SECTION 5.8 Binding Effect. The terms of this Agreement shall inure to the benefit of and be binding upon by the successors and assigns of the parties hereto. Nothing expressed or referred to in this Agreement is intended or shall be construed to give any person other than the parties to this Agreement, or their respective successors or assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

                  IN WITNESS WHEREOF, each of the Company and Purchaser have caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                    CELLULAR COMMUNICATIONS
                                    INTERNATIONAL, INC.


                                    By: /s/ William Ginsberg
                                       -----------------------------
                                       Name: William B. Ginsberg
                                       Title: Chairman of the Board of
                                              Director, President,
                                              Chief Executive Officer


                                    KENSINGTON ACQUISITION SUB, INC.


                                    By: /s/ Marco De Benedetti
                                       -----------------------------
                                       Name: Marco De Benedetti
                                       Title: Co-President and
                                              Co-Secretary


                                    By: /s/ K. Kinzius
                                       -----------------------------
                                       Name: Dr. Kurt Kinzius
                                       Title: Co-President and
                                              Co-Secretary